Exhibit 99

News Release

For further information contact:

Investor Relations:

David Martin

901.597.5949

David.Martin@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company Reports Preliminary

Full-Year and Fourth-quarter 2012 Financial Results

•                  Full-year operating revenue decreased 0.4% to $3.2 billion

•                  Full-year operating loss was $533 million, which included non-cash goodwill and trade name impairment charges of $909 million

•                  Full-year operating performance decreased 7.8% to $563 million

•                  Fourth-quarter operating revenue decreased 2.5% to $676 million

•                  Fourth-quarter operating income decreased 12.4% to $39 million

•                  Fourth-quarter operating performance decreased 37.4% to $81 million

•                  In the first quarter of 2013, extended maturity date of $1.2 billion under Term Facility from 2014 to 2017

MEMPHIS, TENN, — February 26, 2012 — The ServiceMaster Company, one of the world’s largest residential and commercial service networks, today announced preliminary unaudited 2012 results, including operating revenue of $3.2 billion, a decline of 0.4 percent compared to 2011 results. The company reported a 2012 operating loss of $533 million, which included non-cash goodwill and trade name impairment charges of $790 million and $119 million, respectively. The company’s 2012 operating performance decreased 7.8 percent to $563 million compared to 2011. A reconciliation of operating income (loss) to operating performance is set forth below in this press release.

ServiceMaster’s preliminary, unaudited fourth-quarter results include operating revenue of $676 million, a decline of 2.5% compared to prior year results. Operating income for the fourth quarter decreased 12.4 percent to $39 million. The company’s operating performance for the fourth quarter of 2012 decreased 37.4 percent to $81 million.

“While our 2012 overall results weren’t up to our expectations, we achieved solid results in Terminix, American Home Shield and Merry Maids and put the building blocks in place for success in 2013 in our other businesses,” said Hank Mullany, ServiceMaster’s chief executive officer.

He noted that, excluding TruGreen, the rest of the company grew operating revenue 5.2 percent and operating performance improved 2.1 percent for the year. Excluding TruGreen, that represents the second-best revenue growth the company has experienced since 2007.

“We’re committed to the strategies that will get TruGreen on track in 2013 and deliver long-term, sustainable revenue and earnings growth for the brand, and the company overall,” Mullany said, adding that the diversity of the ServiceMaster family of brands continues to be a strength of the company. “We believe we have a strong foundation for the future, with the leadership and strategies in place to achieve our vision of transforming ServiceMaster into a growing, best-in-class service provider. We will be the best place to work and invest.”

Fourth-Quarter and Full-Year Results (unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
(In thousands)	2012	2011	2012	2011
Operating Revenue:
Terminix	$289,314	$274,056	$1,265,417	$1,193,075
TruGreen	183,621	214,336	979,081	1,100,741
American Home Shield	140,166	145,830	720,860	686,737
ServiceMaster Clean	40,483	36,591	139,441	138,691
Other Operations and Headquarters	22,150	22,028	88,482	86,628
Total Operating Revenue	$675,734	$692,841	$3,193,281	$3,205,872
Operating Income (Loss):(1)
Terminix	$47,532	$48,499	$236,160	$220,622
TruGreen	(328)	1,358	(805,022)	129,324
American Home Shield	13,355	19,363	126,098	94,869
ServiceMaster Clean	18,325	18,176	54,435	57,674
Other Operations and Headquarters	(39,538)	(42,457)	(144,433)	(127,029)
Total Operating Income (Loss)	$39,346	$44,939	$(532,762)	$375,460
Operating Performance:
Terminix	$66,278	$68,712	$315,517	$299,485
TruGreen	8,752	49,426	152,813	209,031
American Home Shield	16,375	22,538	141,542	131,977
ServiceMaster Clean	20,382	19,639	61,041	64,018
Other Operations and Headquarters	(30,916)	(31,199)	(108,185)	(94,036)
Operating Performance	$80,871	$129,116	$562,728	$610,475

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations	$(199)	$(580)	$(1,138)	$(3,267)

(1)                             The full-year 2012 results include, as a result of the Company’s impairment testing of indefinite-lived intangible assets, a pre-tax non-cash impairment charge of $908.9 million to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name to their estimated fair values. The fourth-quarter 2012 results include a favorable goodwill impairment adjustment of $4.0 million. The fourth quarter and full-year 2011 results include a pre-tax non-cash impairment charge of $36.7 million to reduce the carrying value of the TruGreen trade name to its then estimated fair value.

Segment Review

The company is comprised of five reportable segments: Terminix, TruGreen, American Home Shield, ServiceMaster Clean and Other Operations and Headquarters, which includes Merry Maids and The ServiceMaster Acceptance Company Limited Partnership (“SMAC”).

The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The TruGreen segment provides residential and commercial lawn, tree and shrub care services. The American Home Shield segment provides home warranties and preventative maintenance contracts for household systems and appliances. The ServiceMaster Clean segment provides residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster and ServiceMaster Clean brand names, on-site furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations and Headquarters segment includes: the franchised and company-owned operations of Merry Maids, which provides home cleaning services; SMAC, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units; and the company’s functions, which provide various technology, marketing, finance, legal and other support services to the business units.

Preliminary Full-Year Review

The company’s 2012 operating revenue decreased 0.4% to $3.193 billion compared to $3.206 billion in 2011. Operating loss was $532.8 million in 2012 compared to operating income of $375.5 million in 2011. The 2012 operating loss included a $908.9 million non-cash goodwill and trade name impairment charge. The 2011 operating income included a $36.7 million non-cash trade name impairment charge. Operating performance for 2012 decreased 7.8% to $562.7 million compared to $610.5 million in 2011. Cash flow from operating activities in 2012 decreased $60.4 million, or 20 percent, to $234.6 million compared to $295 million in 2011.

Preliminary Fourth-Quarter Segment Information for Continuing Operations

Terminix

Terminix reported fourth-quarter 2012 operating revenue of $289.3 million, an increase of 5.6 percent compared to fourth-quarter 2011 results. Pest control revenue increased 5.7 percent over fourth-quarter 2011 results, reflecting new unit sales and acquisitions, a $2.7 million increase in other pest revenue (primarily bed bug services) and improved price realization, partially offset by a 130 basis-point decrease in the customer retention rate. Termite revenue increased 4.5 percent over fourth-quarter 2011 results, reflecting improved price realization and new unit sales, partially offset by a 50 basis-point decrease in the customer retention rate.

Fourth-quarter operating performance at Terminix was $66.3 million, a decrease of 3.5 percent compared to fourth-quarter 2011 results. A $0.8 million impairment of intellectual property and a $1.2 million impairment of abandoned real estate were recorded in the fourth quarter of 2012. The fourth-quarter results were also impacted by higher termite damage claims costs and fuel prices, partially offset by the impact of higher operating revenue and a reduction in incentive compensation expense.

TruGreen

TruGreen has embarked on a strategy to redesign its product offerings based on the latest agronomic science, transform the customer experience through a combination of new technology, new processes and stricter branch standards, and rebalance its sales and marketing mix toward channels with higher retention and profitability.

In 2011, the company made the decision to rebalance TruGreen’s sales and marketing mix toward channels with higher retention and profitability. Specifically, in 2011, the company reduced spending in the neighborhood sales channel and increased marketing spending in other sales channels which it believes will yield more attractive returns in the long term, such as digital marketing. The company also introduced the new Healthy Lawn Plan in early 2012, which provides a customized, full-year treatment plan that better matches the growing conditions in each part of the country. At the same time, the company decided to de-emphasize selling less-than-full programs, which it believes do not foster long-term customer relationships or deliver predictable, consistent outcomes for its customers.

The company continues to rebalance its sales and marketing mix across all of its sales and marketing channels, including returning to higher spending in the neighborhood marketing channel. The company will also introduce new product offerings, and transform the customer experience through a combination of new technology, including investments in a new operating system and telecommunications infrastructure, improved processes and stricter branch standards, improved pre- and post-service communication and more consistent adherence to resource planning models in its branches. The company believes the changes it is making at TruGreen will position the business for future long-term growth in operating revenue and operating performance by transforming TruGreen’s relationships with its customers and improving the efficiency of its operations.

TruGreen reported fourth-quarter 2012 operating revenue of $183.6 million, a decrease of 14.3 percent compared to fourth-quarter 2011 results. The decrease in operating revenue was driven by a decline in customer counts due to a decrease in new unit sales and acquisitions and a reduction in ice melt sales, partially offset by a 190 basis-point increase in the customer retention rate.

Fourth-quarter operating performance at TruGreen was $8.8 million, a decrease of 82.3 percent compared to fourth-quarter 2011 results. The decrease primarily reflects the impact of lower operating revenue, a reduction in labor productivity, higher technology costs related to a new operating system and higher sales and marketing expense, increased investments in ongoing productivity and standardization initiatives and higher fuel prices.

TruGreen’s 2012 operating income included a pre-tax non-cash impairment charge of $908.9 million to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name to their estimated fair value. TruGreen’s 2011 operating income included a pre-tax non-cash impairment charge of $36.7 million related to the TruGreen trade name.

The goodwill impairment charge recorded in the third quarter of 2012 of $794.2 million was primarily attributable to a decline in forecasted 2012 cash flows and a decrease in projected future growth in cash flows at TruGreen over a defined projection period as of September 30, 2012 compared to the projections used in the annual impairment assessment performed in 2011. During the fourth quarter of 2012, the company finalized its September 30, 2012 valuation resulting in a $4 million favorable adjustment to goodwill decreasing the 2012 goodwill impairment charge to $790.2 million. Based on the revenue results at TruGreen in the first six months of 2012 and a lower revenue outlook for the remainder of 2012 and future years, the company performed an interim trade name impairment test as of June 30, 2012, which resulted in a $67.7 million impairment recorded in the second quarter of 2012. Based on the revenue results at TruGreen in the third quarter of 2012 and a revised outlook for the remainder of 2012 and future years, the company performed another interim trade name impairment test as of September 30, 2012, which resulted in a $51 million impairment recorded in the third quarter of 2012. The changes in projected revenues and cash flows arose in part from the shift in strategy for TruGreen.

American Home Shield

American Home Shield reported fourth-quarter 2012 operating revenue of $140.2 million, a decrease of 3.9 percent compared to fourth-quarter 2011 results. This decline reflected the impact of a change in the expected timing of contract costs and a 140 basis-point reduction in the customer retention rate. That was partially offset by improved price realization and new unit sales. Fourth-quarter operating performance at American Home Shield was $16.4 million, a decrease of 27.3 percent compared to fourth-quarter 2011 results. The decrease was due to the impact of lower operating revenue, higher contract costs and increased investments to drive improvements in service delivery.

ServiceMaster Clean

ServiceMaster Clean reported fourth-quarter 2012 operating revenue of $40.5 million, an increase of 10.6 percent compared to fourth-quarter 2011 results. The increase in operating revenue was due to an 82.5 percent increase in janitorial national account revenue, driven by strong sales activity, and a 23.8 percent increase in sales of products to franchisees, driven by higher demand for equipment, partially offset by a 0.9 percent decrease in domestic royalty fees, primarily from a decline in disaster restoration services.

Fourth-quarter operating performance at ServiceMaster Clean was $20.4 million, an increase of 3.8 percent compared to fourth-quarter 2011 results. The increase primarily reflects the impact of higher operating revenue.

Other Operations and Headquarters

This segment includes the franchised and company-owned operations of Merry Maids, SMAC and the company’s headquarters functions. The segment reported a 0.6 percent increase in operating revenue for the fourth quarter of 2012 compared to the fourth quarter of 2011.

Merry Maids reported fourth-quarter 2012 operating revenue of $20.5 million, which was comparable to fourth-quarter 2011 results. This was due to a 4 percent increase in royalty fees, offset by a 1.9 percent decrease in revenue from company-owned branches. The decrease in revenue from company-owned branches is primarily driven by a $1 million reduction in operating revenue due to the sale of 11 company-owned branches in late 2011, partially offset by a 420 basis-point increase in the customer retention rate and improved price realization. The increase in royalty fees was driven by organic franchise growth, franchise license sales, and the sale of some branches in 2011 to existing and new franchisees.

Fourth-quarter operating performance at Merry Maids was $5.8 million, a 25.2 percent decrease compared to fourth-quarter 2011 results. The decrease primarily resulted from the gain on the sale of 11 company-owned branches recorded in the fourth quarter of 2011 of $1.3 million, which did not recur in 2012.

Fourth-quarter operating performance of SMAC and the company’s headquarters functions improved $2.2 million, or 5.7 percent, compared to fourth-quarter 2011 results. The improvement primarily reflects a reduction in costs in our centers of excellence and lower incentive compensation expense, partially offset by a reduction in interest and net investment income.

Cash Flow

For the 12 months ended December 31, 2012, net cash provided from operating activities from continuing operations decreased $60.4 million to $234.6 million compared to $295 million for the year ended December 31, 2011. Net cash provided from operating activities in 2012 was comprised of $312.4 million in earnings adjusted for non-cash charges and $3.0 million in premiums received on issuance of the 8% 2020 Notes in February 2012, partially offset by a $20.5 million increase in cash required for working capital, $42.9 million in cash payments for the call premium paid on the redemption of $996 million aggregate principal amount of the 10.75% 2015 Notes and $17.3 million in cash payments related to restructuring charges. Working capital requirements were impacted by the timing of interest payments on portions of the company’s long-term debt and decreased accruals for incentive compensation. Net cash used for investing activities from continuing operations was $118.3 million for the year ended December 31, 2012 compared to $135.2 million for the year ended December 31, 2011. Net cash used for financing activities from continuing operations was $18 million for the year ended December 31, 2012 compared to $102.2 million for the year ended December 31, 2011. Net cash used for financing activities in 2011 included the purchase of $65 million face value of senior notes.

Fourth-Quarter Earnings Conference Call

The company will discuss its strategic initiatives and fourth-quarter operating results during a webcast conference call at 7:30 a.m. central time today. To participate on the conference call, interested parties should call 800.681.8612 (or international participants, 303.223.2680). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results and key performance indicators will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page at www.servicemaster.com.

About ServiceMaster

With a global network of more than 7,300 company-owned, franchise and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential and commercial service networks. The company’s high-profile brands are Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 20,000 corporate associates and a franchise network that we estimate independently employs over 31,000 additional people, the ServiceMaster family of brands provided services and products to approximately 8 million customers during the last 12 months. Our market-leading brands provide a range of residential and commercial services including termite and pest control; lawn, tree and shrub care; home warranties and preventative maintenance contracts; furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; commodities trends; growth strategies or expectations; expanding our commercial services; expectations for TruGreen’s new operating system, which is in the process of being deployed, and telecommunications infrastructure; capital expenditures and requirements, including for American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems; human resources, finance and other outsourcing and insourcing arrangements; customer retention; the continuation of acquisitions; fuel prices; impairment charges related to goodwill and intangible assets and assumptions and estimates used in performing impairment analyses, including discount rates and revenue and cash flow projections; estimates of future amortization expense for intangible assets; the cost savings from restructurings and reorganizations and expected charges related to such restructurings and reorganizations; the valuation of marketable securities; the outcome (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation; continuation of tuck-in acquisitions; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” in the company’s reports filed with the Securities and Exchange Commission (“SEC”), could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations, among other things;

•                  changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates;

•                  changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of goodwill and intangible assets and adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets;

•                  our ability to secure sources of financing or other funding to allow for leasing of commercial vehicles, primarily for Terminix and TruGreen;

•                  our ability to successfully implement our strategy for TruGreen, including the redesign of TruGreen’s product mix and the re-balancing of its sales mix and marketing program;

•                  changes in the source and intensity of competition in our market segments;

•                  our ability to attract and retain key personnel;

•                  weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and seasonality factors that affect the demand for, or our ability to provide, our services and the cost and quantity of our claims and services;

•                  higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at Terminix and TruGreen), which could impact our ability to provide our services and the profitability of our brands;

•                  increases in operating costs, such as higher insurance premiums, self-insurance costs, labor expense and compensation and benefits costs, including, without limitation, costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•                  associate retention and labor shortages, changes in employment and wage and hour laws and regulations, such as equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•                  epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide, our services, resulting in a reduction in operating revenue;

•                  a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (for example, any adverse developments in the global credit and financial markets due to the ongoing European financial and economic crisis, and the U.S. debt ceiling, deficit and budget issues), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, changes in discount rates, mortgage foreclosures and subprime credit dislocations;

•                  a failure of any insurance company that provides insurance or reinsurance to us or of third party contract partners, including counterparties to our fuel and interest rate swaps;

•                  changes in our services or products;

•                  existing and future governmental regulation and the enforcement thereof, including, without limitation, regulation relating to the environment, including the Federal Trade Commission rules on green marketing; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; Terminix’s termite inspection and protection plan; chemicals used in our businesses; regulations impacting contractual provisions requiring arbitration or automatic renewals of contracts; or other legislation, regulation or interpretations impacting our business;

•                  laws and regulations relating to financial reform and the use of derivative instruments and any new regulations or changes in existing regulations promulgated by the U.S. Consumer Financial Protection Bureau;

•                  the success of, and costs associated with, restructuring initiatives;

•                  the number, type, outcomes (by judgment or settlement) and costs of legal, regulatory (for example, relating to the Real Estate Settlement Procedures Act) or administrative proceedings, including, without limitation, collective, representative or class action litigation, and changes in the law regarding arbitration and conduct of collective, representative and class action litigation;

•                  labor organizing activities at our subsidiaries or our franchisees and new regulations or changes in existing regulations and procedures by the National Labor Relations Board, including those that may affect our associates, such as our arbitration and other policies;

•                  risk of liabilities being passed through from our franchisees and licensees;

•                  risks associated with acquisitions or other strategic transactions, including, without limitation, acquired liabilities, retaining customers from businesses acquired, achieving expected synergies from acquired businesses and difficulties in integrating acquired businesses or implementing strategic transactions generally, in addition to risks associated with international acquisition transactions;

•                  risks associated with dispositions, for example, post-closing claims being made against us, post-closing purchase price adjustments (including, without limitation, items related to working capital), disruption to our other businesses during the sale process or thereafter; credit risks associated with any buyer of such disposed businesses and our ability to collect funds due from any such buyer related to seller financings, licensing arrangements, transition services arrangements or surety bond guarantees;

•                  constraints associated with non-compete agreements or other restrictive covenants entered into by the company, including, without limitation, in connection with business dispositions or strategic contracts, some or all of which may restrict our ability to conduct business in particular market segments or compete in particular geographic regions;

•                  risks associated with budget deficits at federal, state and local levels resulting from economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses, including ServiceMaster, to generate more tax revenues, which could negatively impact spending by commercial customers and municipalities on our services;

•                  regulations imposed by several states related to our home warranty and insurance subsidiaries, including those limiting the amount of funds that can be paid to the company by its subsidiaries;

•                  changes in claims trends in our medical plan and our automobile, general liability and workers’ compensation program;

•                  significant disruptions, terminations or substandard performance of our outsourced services, including possible breaches by third party vendors of their agreements with us;

•                  the cost, timing, structuring or results of our business process outsourcing (and insourcing), including, without limitation, any current or future outsourcing (or insourcing) or restructuring of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing (or insourcing) or restructuring or transitioning from outsourcing providers to insourcing;

•                  costs and timing of implementation of upgrades to our information technology systems, including the completion of American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems (certain aspects of which are related to customer relationship management and mobility technology) and the information technology initiatives for our human resources and other corporate functions, which are intended to: enhance customer service; protect against theft of customer and corporate sensitive information; comply with industry standards; and minimize disruptions in the Company’s operations and centers of excellence; and

•                  other factors described in this press release and from time to time in documents that we file with the SEC.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward looking statements are made only as of the date of this press release, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)

(In thousands)

	Three months ended December 31,
	2012	2011
Operating Revenue	$675,734	$692,841

Operating Costs and Expenses:
Cost of services rendered and products sold	427,478	404,747
Selling and administrative expenses	192,735	184,104
Amortization expense	14,336	18,465
Goodwill and trade name impairment	(4,000)	36,700
Restructuring charges	5,839	3,886
Total operating costs and expenses	636,388	647,902

Operating Income	39,346	44,939

Non-operating Expense (Income):
Interest expense	59,513	67,913
Interest and net investment loss (income)	154	(2,667)
Loss on extinguishment of debt	—	774
Other expense	130	178

Loss from Continuing Operations before Income Taxes	(20,451)	(21,259)
Benefit for income taxes	(18,304)	(6,614)
Equity in losses of joint venture	(65)	—

Loss from Continuing Operations	(2,212)	(14,645)

Income (Loss) from discontinued operations, net of income taxes	89	(586)
Net Loss	$(2,123)	$(15,231)

Total Comprehensive Loss	$(1,807)	$(7,996)

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)

(In thousands)

	Twelve months ended December 31,
	2012	2011
Operating Revenue	$3,193,281	$3,205,872

Operating Costs and Expenses:
Cost of services rendered and products sold	1,861,669	1,813,706
Selling and administrative expenses	872,026	880,492
Amortization expense	65,298	91,352
Goodwill and trade name impairment	908,873	36,700
Restructuring charges	18,177	8,162
Total operating costs and expenses	3,726,043	2,830,412

Operating (Loss) Income	(532,762)	375,460

Non-operating Expense (Income):
Interest expense	246,284	273,123
Interest and net investment income	(7,845)	(10,886)
Loss on extinguishment of debt	55,554	774
Other expense	622	700

(Loss) Income from Continuing Operations before Income Taxes	(827,377)	111,749
(Benefit) provision for income taxes	(114,260)	43,912
Equity in losses of joint venture	(226)	—

(Loss) Income from Continuing Operations	(713,343)	67,837

Loss from discontinued operations, net of income taxes	(200)	(27,016)
Net (Loss) Income	$(713,543)	$40,821

Total Comprehensive (Loss) Income	$(700,765)	$51,980

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Financial Position (Unaudited)

(In thousands, except share data)

As of December 31,	2012	2011
Assets:
Current Assets:
Cash and cash equivalents	$422,745	$328,930
Marketable securities	19,347	12,026
Receivables, less allowances of $21,347 and $20,362, respectively	403,705	374,200
Inventories	56,562	59,643
Prepaid expenses and other assets	37,344	38,295
Deferred customer acquisition costs	33,921	30,403
Deferred taxes	107,499	90,609
Assets of discontinued operations	—	17
Total Current Assets	1,081,123	934,123
Property and Equipment:
At cost	633,582	541,817
Less: accumulated depreciation	(293,534)	(235,058)
Net Property and Equipment	340,048	306,759
Other Assets:
Goodwill	2,412,251	3,161,980
Intangible assets, primarily trade names, service marks and trademarks, net	2,373,469	2,543,539
Notes receivable	22,419	23,322
Long-term marketable securities	126,456	130,456
Other assets	10,197	8,846
Debt issuance costs	44,951	37,798
Total Assets	$6,410,914	$7,146,823
Liabilities and Shareholder’s Equity:
Current Liabilities:
Accounts payable	$86,710	$81,641
Accrued liabilities:
Payroll and related expenses	78,188	85,346
Self-insured claims and related expenses	83,035	73,071
Accrued interest payable	54,156	67,011
Other	58,994	70,103
Deferred revenue	483,897	473,242
Liabilities of discontinued operations	905	805
Current portion of long-term debt	52,214	51,838
Total Current Liabilities	898,099	903,057
Long-Term Debt	3,909,039	3,824,032
Other Long-Term Liabilities:
Deferred taxes	934,271	1,036,693
Liabilities of discontinued operations	—	2,070
Other long-term obligations, primarily self-insured claims	114,855	133,052
Total Other Long-Term Liabilities	1,049,126	1,171,815
Commitments and Contingencies
Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,471,789	1,464,293
Retained deficit	(923,705)	(210,162)
Accumulated other comprehensive income (loss)	6,566	(6,212)
Total Shareholder’s Equity	554,650	1,247,919
Total Liabilities and Shareholder’s Equity	$6,410,914	$7,146,823

Key Performance Indicators

The table below presents selected operating metrics related to customer counts and customer retention for the three largest revenue-generating businesses. These measures are presented on a rolling, 12-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of December 31,
	2012	2011
Terminix—
Growth in Pest Control Customers	0.8%	6.4%
Pest Control Customer Retention Rate	79.3%	80.6%
Reduction in Termite Customers	(1.4)%	(1.0)%
Termite Customer Retention Rate	85.6%	86.1%
TruGreen —
Reduction in Full Program Accounts	(11.3)%	(5.3)%
Customer Retention Rate	68.6%	66.7%
American Home Shield—
Growth in Home Service Contracts	—	1.6%
Customer Retention Rate	73.7%	75.1%

Disclosure Regarding Non-GAAP Financial Measures

The company uses Adjusted EBITDA and Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA and Operating Performance are supplemental measures of the company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA and Operating Performance are not measurements of the company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before: income (loss) from discontinued operations; provision (benefit) for income taxes; other expense; gain (loss) on extinguishment of debt; interest expense; interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income; residual value guarantee charge and non-cash goodwill and trade name impairment. “Operating Performance” is calculated by adding back to Adjusted EBITDA an amount equal to the non-cash stock-based compensation expense, non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger (1), restructuring charges and management and consulting fees paid to Clayton, Dubilier & Rice, LLC (“CD&R”), Citigroup Private Equity LP (“Citigroup”), BAS Capital Funding Corporation (“BAS”) and JPMorgan Chase Funding Inc. (“JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of Holdings to StepStone Group LLC (“StepStone”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone. As of December 22, 2011, ServiceMaster Global Holdings, Inc. (“Holdings”) purchased from BAS 7.5 million shares of capital stock of Holdings, and, effective January 1, 2012, the annual management fee payable to BAS was reduced to $0.25 million. CD&R, StepStone, as assignee from CitiGroup, JPMorgan and BAS are referred to as the “Equity Sponsors” herein.

The company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, the company excludes residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.  The company uses Operating Performance as a supplemental measure to assess the company’s performance because it excludes non-cash stock-based compensation expense, non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger, restructuring charges and management and consulting fees paid to the Equity Sponsors. The company presents Operating Performance because it believes that it is useful for investors, analysts and other interested parties in their analysis of the company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from Operating Performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors

(1)                                 On July 24, 2007, ServiceMaster was acquired pursuant to a merger transaction (the “Merger”) whereby ServiceMaster was merged with and into an indirect wholly owned subsidiary of Holdings.

added insight into cash earnings available to service the company’s debt. The company believes this to be of particular importance to the company’s public investors, which are debt holders. The company also believes that the exclusion of purchase accounting, non-cash stock-based compensation expense, restructuring charges and management and consulting fees may provide an additional means for comparing the company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans, restructuring initiatives and consulting agreements (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA and Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the company’s results as reported under GAAP. Some of these limitations are:

•       Adjusted EBITDA and Operating Performance do not reflect changes in, or cash requirements for, the company’s working capital needs;

•       Adjusted EBITDA and Operating Performance do not reflect the company’s interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•       Adjusted EBITDA and Operating Performance do not reflect the company’s tax expense or the cash requirements to pay the company’s taxes;

•       Adjusted EBITDA and Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•       Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Operating Performance do not reflect any cash requirements for such replacements;

•       Other companies in the company’s industries may calculate Adjusted EBITDA and Operating Performance differently, limiting their usefulness as comparative measures;

•       Operating Performance does not include purchase accounting and non-cash stock based compensation expense; the latter of which may cause the overall compensation cost of the business to be understated; and

•       Operating Performance does not include restructuring charges and management and consulting fees, the exclusion of which may cause the operating expenses of the business to be understated.

The following table presents reconciliations of preliminary unaudited operating income (loss) to Adjusted EBITDA and Operating Performance for the periods presented.

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total

Three Months Ended December 31, 2012
Operating income (loss)(1)	$47,532	$(328)	$13,355	$18,325	$(39,538)	$39,346
Depreciation and amortization expense	17,988	11,782	2,094	1,308	2,867	36,039
EBITDA	65,520	11,454	15,449	19,633	(36,671)	75,385
Interest and net investment income (loss)(2)	—	—	815	—	(969)	(154)
Non-cash goodwill and trade name impairment(3)	—	(4,000)	—	—	—	(4,000)
Adjusted EBITDA	65,520	7,454	16,264	19,633	(37,640)	71,231
Non-cash stock-based compensation expense	—	—	—	—	1,988	1,988
Restructuring charges(5)	758	1,298	111	749	2,923	5,839
Management and consulting fees(6)	—	—	—	—	1,813	1,813
Operating Performance	$66,278	$8,752	$16,375	$20,382	$(30,916)	$80,871

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(199)	$(199)

Three Months Ended December 31, 2011
Operating income (loss)(1)	$48,499	$1,358	$19,363	$18,176	$(42,457)	$44,939
Depreciation and amortization expense	19,613	10,952	1,668	1,463	3,209	36,905
EBITDA	68,112	12,310	21,031	19,639	(39,248)	81,844
Interest and net investment income(2)	—	—	1,507	—	1,160	2,667
Non-cash goodwill and trade name impairment(3)	—	36,700	—	—	—	36,700
Adjusted EBITDA	68,112	49,010	22,538	19,639	(38,088)	121,211
Non-cash stock-based compensation expense	—	—	—	—	2,161	2,161
Non-cash credits attributable to purchase accounting(4)	(8)	(9)	—	—	—	(17)
Restructuring charges(5)	608	425	—	—	2,853	3,886
Management and consulting fees(6)	—	—	—	—	1,875	1,875
Operating Performance	$68,712	$49,426	$22,538	$19,639	$(31,199)	$129,116

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(580)	$(580)

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total

Year Ended December 31, 2012
Operating income (loss)(1)	$236,160	$(805,022)	$126,098	$54,435	$(144,433)	$(532,762)
Depreciation and amortization expense	75,713	45,729	8,606	5,071	11,123	146,242
EBITDA	311,873	(759,293)	134,704	59,506	(133,310)	(386,520)
Interest and net investment income(2)	—	—	6,191	165	1,489	7,845
Non-cash goodwill and trade name impairment(3)	—	908,873	—	—	—	908,873
Adjusted EBITDA	311,873	149,580	140,895	59,671	(131,821)	530,198
Non-cash stock-based compensation expense	—	—	—	—	7,119	7,119
Non-cash credits attributable to purchase accounting(4)	(8)	(8)	—	—	—	(16)
Restructuring charges(5)	3,652	3,241	647	1,370	9,267	18,177
Management and consulting fees(6)	—	—	—	—	7,250	7,250
Operating Performance	$315,517	$152,813	$141,542	$61,041	$(108,185)	$562,728
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(1,138)	$(1,138)

Year Ended December 31, 2011
Operating income (loss)(1)	$220,622	$129,324	$94,869	$57,674	$(127,029)	$375,460
Depreciation and amortization expense	75,347	41,929	27,331	6,150	12,679	163,436
EBITDA	295,969	171,253	122,200	63,824	(114,350)	538,896
Interest and net investment income(2)	—	—	9,777	158	951	10,886
Non-cash trade name impairment(3)	—	36,700	—	—	—	36,700
Adjusted EBITDA	295,969	207,953	131,977	63,982	(113,399)	586,482
Non-cash stock-based compensation expense	—	—	—	—	8,412	8,412
Non-cash credits attributable to purchase accounting(4)	(44)	(37)	—	—	—	(81)
Restructuring charges(5)	3,560	1,115	—	36	3,451	8,162
Management and consulting fees(6)	—	—	—	—	7,500	7,500
Operating Performance	$299,485	$209,031	$131,977	$64,018	$(94,036)	$610,475
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(3,267)	$(3,267)

(1)                                 Presented below is a reconciliation of total segment operating (loss) income to net (loss) income.

	Three months ended December 31,		Twelve months ended December 31,
(In thousands)	2012	2011	2012	2011
Total Segment Operating (Loss) Income	$39,346	$44,939	$(532,762)	$375,460
Non-operating Expense (Income):
Interest expense	59,513	67,913	246,284	273,123
Interest and net investment loss (income)	154	(2,667)	(7,845)	(10,886)
Loss on extinguishment of debt	—	774	55,554	774
Other expense	130	178	622	700
(Loss) Income from Continuing Operations before Income Taxes	(20,451)	(21,259)	(827,377)	111,749
(Benefit) provision for income taxes	(18,304)	(6,614)	(114,260)	43,912
Equity in losses of joint venture	(65)	—	(226)	—
(Loss) Income from Continuing Operations	(2,212)	(14,645)	(713,343)	67,837
Income (Loss) from discontinued operations, net of income taxes	89	(586)	(200)	(27,016)
Net (Loss) Income	$(2,123)	$(15,231)	$(713,543)	$40,821

(2)                                 Interest and net investment income is primarily comprised of investment income and realized gain (loss) on our American Home Shield segment investment portfolio. Cash, short-term and long-term marketable securities associated with regulatory requirements in connection with American Home Shield and for other purposes totaled $243.7 million as of December 31, 2012. American Home Shield interest and net investment income was $0.9 million and $1.5 million for the three months ended December 31, 2012 and 2011, respectively, and $6.2 million and $9.8 million for the years ended December 31, 2012 and 2011, respectively. The balance of interest and net investment income primarily relates to (i) investment income (loss) from our employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within (loss) income from continuing operations before income taxes) and (ii) interest income on other cash balances.

(3)                                 Represents, for the full-year 2012, as a result of the company’s impairment testing of indefinite-lived intangible assets, a pre-tax non-cash impairment charge of $908.9 million to reduce the carrying value of TruGreen’s goodwill and the TruGreen trade name to their estimated fair values. Represents, for the fourth-quarter 2012, a favorable goodwill impairment adjustment of $4.0 million. Represents, for the fourth quarter and full-year 2011, a pre-tax non-cash impairment charge of $36.7 million to reduce the carrying value of the TruGreen trade name to its then estimated fair value.

(4)                             The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

(5)                                 Represents restructuring charges primarily related to a branch optimization project at Terminix, a reorganization of field leadership and a restructuring of branch operations at TruGreen, a reorganization of leadership at American Home Shield and ServiceMaster Clean, an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters, Merger-related charges and other restructuring costs.

(6)                                 Represents management and consulting fees payable to certain related parties.

(7)                                 The table included in “Discontinued Operations” below presents reconciliations of operating loss, the most directly comparable financial measure under GAAP, to Adjusted EBITDA and operating performance for the periods presented.

Discontinued Operations

	Three months ended December 31,		Twelve months ended December 31,
(In thousands)	2012	2011	2012	2011
Operating loss(1)	$(199)	$(580)	$(1,138)	$(40,620)
Interest expense	—	—	—	16
Depreciation and amortization expense	—	—	—	3,509
EBITDA(1)	(199)	(580)	(1,138)	(37,095)
Non-cash trade name impairment(1)	—	—	—	34,185
Adjusted EBITDA	(199)	(580)	(1,138)	(2,910)
Non-cash credits attributable to purchase accounting	—	—	—	(154)
Restructuring credits	—	—	—	(203)
Operating Performance	$(199)	$(580)	$(1,138)	$(3,267)

(1)                                 During 2011, a pre-tax non-cash impairment charge of $34.2 million ($21.0 million, net of tax) was recorded to reduce the carrying value of TruGreen LandCare’s assets to their estimated fair value less cost to sell in accordance with applicable accounting standards.